  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 25, 1997.

                                                     REGISTRATION NO. 333-35235

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                          CENTRAL MAINE POWER COMPANY
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                 MAINE                               01-0042740
    (STATE OR OTHER JURISDICTION OF     (I.R.S. EMPLOYER IDENTIFICATION NO.)
    INCORPORATION OR ORGANIZATION)

             83 EDISON DRIVE, AUGUSTA, MAINE 04336 (207) 623-3521
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                 AREA CODE, OF REGISTRANT'S PRINCIPAL OFFICE)
                                ---------------
                                DAVID E. MARSH
                            Chief Financial Officer
                                      AND
                              ANNE M. PARE, ESQ.
                               Corporate Counsel
                          CENTRAL MAINE POWER COMPANY
                                83 EDISON DRIVE
                             AUGUSTA, MAINE 04336
                                (207) 623-3521
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENTS FOR SERVICE)
                                  COPIES TO:
    E. ELLSWORTH MCMEEN, III, ESQ.           FRANK B. PORTER, JR., ESQ.
LEBOEUF, LAMB, GREENE & MACRAE, L.L.P.         CHOATE, HALL & STEWART
         125 WEST 55TH STREET                      EXCHANGE PLACE
       NEW YORK, NEW YORK 10019                    53 STATE STREET
            (212) 424-8000                   BOSTON, MASSACHUSETTS 02109
                                                   (617) 248-5000
                                ---------------
  Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.

                                ---------------
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION DATED NOVEMBER 25, 1997

PROSPECTUS
                                  $400,000,000

                          CENTRAL MAINE POWER COMPANY

                          MEDIUM-TERM NOTES, SERIES D

            DUE FROM NINE MONTHS TO THIRTY YEARS FROM DATE OF ISSUE

                                  ------------

  Central Maine Power Company (the "Company") may offer from time to time its Medium-Term Notes, Series D (the "Notes"), in an aggregate principal amount of up to $400,000,000. Each Note will mature from nine months to thirty years from its date of issue, as selected by the initial purchaser and agreed to by the Company. Unless otherwise set forth in an accompanying Pricing Supplement (the "Pricing Supplement") to this Prospectus, the Notes will not be redeemable at the option of the Company or subject to repayment at the option of the Holder thereof prior to the maturity date thereof set forth in the accompanying Pricing Supplement (the "Specified Maturity"). See "Description of Notes".

  Unless otherwise specified in the applicable Pricing Supplement, each Note will be registered and will be issued either (i) in book-entry form and represented by a global security (a "Global Security") registered in the name of a nominee of The Depository Trust Company, as Depository (the "Depository") (each such Note represented by a Global Security being referred to herein as a "Book-Entry Note") or (ii) in certificated form and represented by a certificate issued in definitive form (a "Certificated Note"), and registered in the name of the Holder thereof. Beneficial interests in a Global Security representing Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depository (with respect to beneficial interests of its participants) and its participants. Owners of beneficial interests in Book-Entry Notes will be entitled to physical delivery of Certificated Notes only under the limited circumstances described herein. See "Description of Notes--Book-Entry System". Unless otherwise indicated in the applicable Pricing Supplement, Notes will be issued only in denominations of $25,000 and integral multiples of $1,000 in excess thereof.

  The interest rate on, or interest rate formula pertaining to, each Note will be established by the Company at the date of issuance of such Note and will be indicated in an accompanying Pricing Supplement. Interest rates and interest rate formulas are subject to change by the Company, but, except as otherwise set forth herein, no such change will affect the interest rate or interest rate formula pertaining to any Note theretofore issued or which the Company has agreed to sell. Unless otherwise indicated in the applicable Pricing Supplement, each Note will bear interest at a fixed rate (a "Fixed Rate Note"), which may be zero in the case of a Note issued at a price representing a discount from the principal amount payable at Specified Maturity, or at a floating rate determined by reference to the CD Rate, the Commercial Paper Rate, the Federal Funds Rate, LIBOR, the Prime Rate, the Treasury Rate or such other interest rate formula as may be designated in an accompanying Pricing Supplement, as adjusted by the Spread and/or Spread Multiplier, if any, applicable to such Note (a "Floating Rate Note"). The Notes may be issued as Original Issue Discount Notes or Extendible Notes. See "Description of Notes".

  Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be payable each September 1 and March 1 and at maturity or upon earlier redemption or repayment. Interest on Floating Rate Notes will be payable on the dates indicated therein and in the applicable Pricing Supplement.

                                  ------------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR   ANY  STATE  SECURITIES  COMMISSION   NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION
   PASSED  UPON   THE  ACCURACY   OR  ADEQUACY   OF  THIS   PROSPECTUS.  ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       Price to         Agent's              Proceeds to
                      Public(1)      Commission(2)        the Company(2)(3)
-------------------------------------------------------------------------------
Per Note...........    100.00%       .125%-1.750%          99.875%-98.250%
-------------------------------------------------------------------------------
Total..............  $400,000,000 $500,000-$7,000,000 $399,500,000-$393,000,000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Unless otherwise specified in the Pricing Supplement relating thereto, each Note will be issued at 100% of the principal amount thereof.
(2) The Company will pay Lehman Brothers, Lehman Brothers Inc., Bear, Stearns & Co. Inc., Salomon Brothers Inc or other agents, (each an "Agent," and collectively, the "Agents"), a commission, in the form of a discount ranging from .125% to 1.750%, of the principal amount of any Note sold through such Agent, depending on such Note's Specified Maturity and the credit rating assigned to the Notes. Any Agent, acting as principal, may also purchase Notes at a discount for resale to one or more investors or one or more broker-dealers (acting as principal for purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by such Agent, or, if so agreed, at a fixed public offering price. The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the applicable Federal and state securities laws.
(3) Before deducting offering expenses payable by the Company estimated at $500,000.

                                  ------------

  The Notes may be offered on a continuing basis by the Company through the Agents, each of which has agreed to use its reasonable efforts to solicit offers to purchase the Notes. The Company also may sell Notes to any Agent acting as principal for resale to one or more investors, or one or more broker-dealers. The Company has reserved the right to sell Notes directly to investors on its own behalf and on such sales no commission will be paid. The Notes will not be listed on any securities exchange, and there can be no assurance that the Notes offered by this Prospectus will be sold or that there will be a secondary market for the Notes. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company or any Agent who solicited an offer to purchase Notes may reject any such offer in whole or in part. See "Plan of Distribution".

                                  ------------

LEHMAN BROTHERS
                            BEAR, STEARNS & CO. INC.
                                                            SALOMON BROTHERS INC

              The date of this Prospectus is               , 1997.

CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF NOTES FOLLOWING THE PRICING OF THE OFFERING TO COVER A SYNDICATE SHORT POSITION IN THE NOTES OR FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE NOTES. FOR A DESCRIPTION OF THESE ACTIVITIES SEE "PLAN OF DISTRIBUTION".

                             AVAILABLE INFORMATION

  Central Maine Power Company (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Information, as of particular dates, concerning directors and officers of the Company, their remuneration, the principal holders of securities of the Company and any material interest of such persons in transactions with the Company is disclosed in proxy statements distributed to shareholders of the Company and filed with the Commission. Such reports, proxy statements and other information filed by the Company can be inspected without charge and copied, upon payment of prescribed rates, at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2551. Copies of such material and any part thereof are also available by mail from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Copies of such material are also available and can be copied at the offices of the New York Stock Exchange on which certain of the Company's securities are listed, at 11 Wall Street, New York, New York 10005. In addition, the Commission maintains a Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, which have heretofore been filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in this Prospectus:

    1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996.

    2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997.

    3. The Company's Current Reports on Form 8-K dated January 29, 1997, May 15, 1997, August 1, 1997 and September 2, 1997.

  All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Notes shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Anne M. Pare, Esq., Corporate Secretary and Clerk, Central Maine Power Company, 83 Edison Drive, Augusta, Maine 04336, telephone number:
(207) 623-3521.

                               RISK FACTORS

  As set forth in the documents filed by the Company with the Commission under the Exchange Act and incorporated by reference in this Prospectus, the Company faces major uncertainties in a number of areas, particularly in connection with its interest in Maine Yankee Atomic Power Company ("Maine Yankee") and other nuclear generating plants and with the restructuring of the electric utility industry in anticipation of full competition. The following is a summary of certain information contained in such documents and should be read in conjunction therewith and with any other documents filed with the Commission under the Exchange Act after the date hereof.

  This Prospectus contains forecast information items that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. All such forward-looking information is necessarily only estimated. There can be no assurance that actual results will not differ from expectations. Actual results have varied materially and unpredictably from expectations.

  Factors that could cause actual results to differ materially include, among other matters, the permanent closure and decommissioning of the Maine Yankee nuclear generating plant and resulting regulatory proceedings; the actual costs of decommissioning the Maine Yankee plant; continuing outages at other generating units in which the Company holds interests; electric utility restructuring, including the ongoing state and federal activities; the results of the Company's planned sale of its generating assets; future economic conditions; earnings-retention and dividend pay-out policies; developments in the legislative, regulatory and competitive environments in which the Company operates, including regulatory treatment of stranded costs; the Company's investments in unregulated businesses; and other circumstances that could affect anticipated revenues and costs, such as unscheduled maintenance or repair requirements at nuclear plants and other facilities and compliance with laws and regulations.

MAINE YANKEE

  On August 6, 1997, the Board of Directors of Maine Yankee voted to permanently cease power operations at its nuclear generating plant at Wiscasset, Maine (the "Plant") and to begin decommissioning the Plant. As reported in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 and its Current Reports on Form 8-K dated May 15, 1997 and August 1, 1997, the Plant has been shut down since December 6, 1996. The decision to close the Plant permanently was based on an economic analysis of the costs, risks and uncertainties associated with operating the Plant compared to those associated with closing and decommissioning it.

  Costs. The Company has been incurring substantial costs in connection with its 38% share of Maine Yankee costs, as well as additional costs for replacement power while the Plant has been out of service. For the nine months ended September 30, 1997, such costs amounted to approximately $102.3 million for the Company: $50.7 million due to basic operations and maintenance costs, $39.2 million due to replacement power costs and $12.4 million associated with incremental costs of operations and maintenance. The Maine Yankee Board's decision to close the Plant should mitigate the costs the Company would otherwise incur in 1997 through a phasing down of Maine Yankee's operations and maintenance costs, with Maine Yankee's workforce having been reduced from approximately 475 to 239 employees as of October 31, 1997, but will not reduce the need to buy replacement energy and capacity. The amount of costs for replacement energy and capacity will vary during the year based on the Company's power requirements and market conditions, but the Company expects such costs to be within a range of approximately $5.0 million to $6.0 million per month during the remainder of 1997, based on current energy and capacity needs and market conditions. Under the electric utility restructuring legislation enacted by the Maine Legislature in May 1997 discussed below, the Company's obligations to provide replacement power will terminate on March 1, 2000, along with its other power-supply obligations. In the interim, the termination of a major non-utility generator ("NUG") contract should result in savings to the Company at an annual rate of approximately $25 million commencing November 1, 1997.

  The impact of the nuclear-related costs on the Company will be a major obstacle to achieving satisfactory results in 1997, despite the approximately $75 million in annual Maine Yankee-related costs embedded in the current determination of the Company's required revenues for ratemaking purposes and despite success in controlling other operating costs. The higher costs incurred to date associated with nuclear plant investment and the costs anticipated to replace energy and capacity needs for the remainder of the year, as the result of the permanent shutdown of the Plant, will reduce current earnings to a level that will trigger the low-earnings bandwidth provisions of the Company's Alternative Rate Plan (the "ARP"). That provision is activated if actual earnings for 1997 are outside a bandwidth of 350 basis points above or below a 10.68% percent rate-of-return allowance. A return below the low end of the range provides for additional revenue through rates equal to one-half the difference between the actual earned rate of return and the 7.18% (10.68 minus 350 basis points) low end of the bandwidth. While the Company believes the mechanism will be triggered in 1997, it cannot predict the amount of additional revenues that may ultimately result. In any case, under the ARP the Company would not be likely to start to receive any additional revenues before July 1, 1998. In addition, the Company has affirmed its public statements that it intends to limit its electricity price increases under the ARP to a level at or below the rate of inflation through 1999, the last year of the term of the ARP, in order to attain its goal of price stability. The Company believes stable prices are essential to its ability to retain and promote electricity sales.

  The Company's 38% ownership interest in Maine Yankee's common equity amounted to $29.0 million as of September 30, 1997, and under Maine Yankee's Power Contracts and Additional Power Contracts, the Company is responsible for 38% of the costs of decommissioning the Plant. Maine Yankee's most recent estimate of the cost of decommissioning is $380.4 million, based on a 1997 study by an independent engineering consultant, plus estimated costs of interim spent-fuel storage of $127.6 million, for an estimated total cost of $508.0 million (in 1997 dollars). The previous estimate for decommissioning, by the same consultant, was $316.6 million (in 1993 dollars), which resulted in approximately $14.9 million being collected annually from Maine Yankee's sponsors pursuant to a 1994 Federal Energy Regulatory Commission ("FERC") rate order. Through September 30, 1997, Maine Yankee had collected approximately $194.4 million for its decommissioning obligations.

  On November 5, 1997, Maine Yankee submitted the new estimate to the FERC as part of a rate case reflecting the fact that the Plant is no longer operating and has entered the decommissioning phase. If the FERC accepts the new estimate, the amount of Maine Yankee's collections for decommissioning would rise from the $14.9 million previously allowed by the FERC to approximately $36 million per year. The Company expects several interested parties to intervene in the FERC proceeding, including state regulators, and cannot predict the result of the FERC case.

  As of September 1, 1997, Maine Yankee has estimated the sum of the future payments for the closing, decommissioning and recovery of the remaining investment in Maine Yankee to be approximately $930 million, of which the Company's 38% share would be approximately $353 million. Legislation enacted in Maine in 1997 calling for restructuring the electric utility industry provides for recovery of decommissioning costs, to the extent allowed by federal regulation, through the rates charged by the transmission and distribution companies. Based on the legislation and regulatory precedent established by the FERC in its opinion relating to the decommissioning of the Yankee Atomic nuclear plant, the Company believes that it is entitled to recover substantially all of its share of such costs from its customers and therefore has recorded a regulatory asset and a corresponding liability in the amount of $345 million on its consolidated balance sheet, which is the $353 million discussed above net of the September 1997 cost-of-service payment to Maine Yankee. The Company's current annual revenues include recovery of approximately $75 million in Maine Yankee costs predicated on an operating Plant.

  Management Audit. On September 2, 1997, the MPUC released the report of a consultant it had retained to perform a management audit of Maine Yankee for the period January 1, 1994, to June 30, 1997. The report contained both positive and negative conclusions, the latter including: that Maine Yankee's decision in December 1996 to proceed with the steps necessary to restart the Plant was "imprudent"; that Maine Yankee's May 27, 1997 decision to reduce restart expenses while exploring a possible sale of the Plant was "inappropriate", based on the consultant's finding that a more objective and comprehensive competitive analysis at that time "might have indicated a benefit for restarting" the Plant; and that those decisions resulted in Maine Yankee incurring $95.9 million in "unreasonable" costs. On October 24, 1997, the MPUC issued a Notice of Investigation initiating an investigation of the shutdown decision and of the operation of the Plant prior to shutdown, and announced that it had directed its consultant to extend its review to include those areas. The Company does not know how the MPUC plans to use the consultant's report, but believes the report's negative conclusions are unfounded and may be contradictory. The Company has been charging its share of the Maine Yankee expenses to income, and believes it would have substantial constitutional and jurisdictional grounds to challenge any effort in an MPUC proceeding to alter wholesale Maine Yankee rates made effective by the FERC. On November 7, 1997, Maine Yankee initiated a legal challenge to the MPUC investigation in the Maine Supreme Judicial Court alleging that such an investigation falls exclusively within the jurisdiction of the FERC and that the MPUC investigation is therefore barred on constitutional grounds. The Company filed a similar legal challenge on the same day.

  Debt Restructuring. Maine Yankee has entered into agreements with the holders of its outstanding First Mortgage Bonds and its lender banks under which those bondholders and banks agreed that they would not assert that the voluntary shutdown of the Plant constituted a covenant violation under Maine Yankee's First Mortgage Indenture or its two bank credit agreements and agreed to maintain Maine Yankee's level of bank borrowing at $67 million, out of aggregate commitments of $85 million, which Maine Yankee considers adequate for its foreseeable needs. The agreements, as extended in October 1997, terminate January 15, 1998, by which date Maine Yankee must reach agreement on restructured debt arrangements reflecting its decommissioning status. At the same time, Maine Yankee and its sponsors, including the Company, agreed to amend Maine Yankee's Power Contracts and Additional Power Contracts, effective upon approval by the FERC, to clarify and confirm the sponsors' obligations to continue to pay their shares of Maine Yankee's costs during the decommissioning process. Maine Yankee filed the contract amendments with the FERC as part of its rate proceeding, requesting an effective date of January 15, 1998.

  Other Maine Yankee Shareholders. Higher nuclear-related costs are affecting other stockholders of Maine Yankee in varying degrees. Bangor Hydro-Electric Company, a Maine-based 7% stockholder, has cited its "deteriorating" financial condition, suspended its common stock dividend, and sought expedited rate relief. Maine Public Service Company, a 5% stockholder, cited problems in satisfying financial covenants in loan documents and reduced its common stock dividend substantially in early March 1997. Northeast Utilities (20% stockholder through three subsidiaries), which is also adversely affected by the substantial additional costs associated with the three shut-down Millstone nuclear units and the permanently shut-down Connecticut Yankee unit, as well as significant regulatory issues in Connecticut and New Hampshire, has implemented an indefinite suspension of its quarterly common stock dividends. A default by a Maine Yankee stockholder in making payments under its Power Contract or Capital Funds Agreement could have a material adverse effect on Maine Yankee, depending on the magnitude of the default, and would constitute a default under Maine Yankee's bond indenture and its two major credit agreements unless cured within applicable grace periods by the defaulting stockholder or other stockholders. The Company cannot predict, however, what effect, if any, the financial difficulties being experienced by some Maine Yankee stockholders will have on Maine Yankee or the Company.

INTERESTS IN OTHER NUCLEAR PLANTS

  On December 4, 1996, the Board of Directors of Connecticut Yankee Atomic Power Company voted to permanently shut down the Connecticut Yankee plant for economic reasons, and to decommission the unit, which had not operated since July of 1996. The Company has a 6% equity interest in Connecticut Yankee, totaling approximately $7.0 million at September 30, 1997. The Company incurred replacement power costs of approximately $3.6 million during the nine months ended September 30, 1997. Based on cost estimates provided by Connecticut Yankee, the Company determined its share of the cost of Connecticut Yankee's continued compliance with regulatory requirements, recovery of its plant investments, decommissioning and closing the plant to be approximately $38.9 million and has recorded a regulatory asset and a corresponding liability in that amount on its consolidated balance sheet. The Company is currently recovering through rates an amount adequate to recover these expenses.

  The Company has a 2.5% direct ownership interest in Millstone Unit No. 3, which is operated by Northeast Utilities. This facility has been off-line since April 1996 due to Nuclear Regulatory Commission ("NRC") concerns regarding license requirements and the Company cannot predict when it will return to service. Millstone Unit No. 3, along with two other units at the same site owned by Northeast Utilities, is on the NRC's "watch list" in "Category 3", which requires formal NRC action before a unit can be restarted. The Company incurred replacement power costs related to Millstone Unit No. 3 of approximately $3.6 million during the nine months ended September 30, 1997. On August 7, 1997, the Company and other minority owners of Millstone Unit No. 3 filed suit and initiated an arbitration claim against Northeast Utilities, its trustees, and two of its subsidiaries, alleging mismanagement of the unit by the defendants. The minority owners are seeking to recover their additional costs resulting from such mismanagement, including their replacement power costs. The Company cannot predict the outcome of the litigation and arbitration.

INDUSTRY RESTRUCTURING AND STRANDABLE COSTS

  As discussed in the Management's Discussion and Analysis of Financial Condition and Results of Operations included in the Company's 1996 Form 10-K, the enactment by Congress of the Energy Policy Act of 1992 accelerated planning by electric utilities, including the Company, for a transition to a more competitive industry. Significant legislative steps have already been taken toward competition in general and non-discriminatory transmission access as discussed below. A departure from traditional regulation, however, could have a substantial impact on the value of utility assets and on the ability of electric utilities to recover their costs through rates. In the absence of full recovery, utilities would find their above-market costs to be "stranded", or unrecoverable, in the new competitive setting.

  The Company has substantial exposure to cost stranding relative to its size. In its January 1996 filing, the Company estimated its net-present-value strandable costs to be approximately $2 billion as of January 1, 1996. These costs represented the excess costs of purchased power obligations and the Company's own generating costs over the market value of the power, and the costs of deferred charges and other regulatory assets. Of the $2 billion, approximately $1.3 billion was related to above-market costs of purchased power obligations arising from the Company's long-term, noncancellable contracts for the purchase of capacity and energy from NUGs, approximately $200 million was related to estimated net above-market costs of the Company's own generation, and the remaining $500 million was related to deferred regulatory assets.

  The MPUC also provided estimates of strandable costs for the Company, which they found to be within a wide range of a negative $445 million to a positive $965 million. These estimates were prepared using assumptions that differ from those used by the Company, particularly a starting date for measurement of January 1, 2000 versus the measurement starting date of January 1, 1996 utilized by the Company. The MPUC concluded that there is a high degree of uncertainty that surrounds stranded costs estimates, resulting from having to rely on projections and assumptions about future conditions. Given the inherent uncertainty and volatility of these projections, the Company believes that an annual estimation of stranded costs could serve to prevent significant over- or under-collection beginning in the year 2000.

  Estimated strandable costs are highly dependent on estimates of the future market for power. Higher market rates lower stranded cost exposure, while lower market rates increase it. In addition to market-related impacts, any estimate of the ultimate level of strandable costs depends on state and federal regulations; the extent, timing and form that competition for electric service will take; the ongoing level of the Company's costs of operations; regional and national economic conditions; growth of the Company's sales; the timing of any changes that may occur from state and federal initiatives on restructuring; and the extent to which regulatory policies ultimately address recovery of strandable costs.

  The estimated market rate for power is based on anticipated regional market conditions and future costs of producing power. The present value of future purchased-power obligations and the Company's generating costs reflects the underlying costs of those sources of generation in place today, with reductions for contract expirations and continuing depreciation. Deferred regulatory asset totals include the current uncollected balances and existing amortization schedules for purchased power contract restructuring and buyouts negotiated by the Company to lessen the impact of these obligations, energy management costs, financing costs, and other regulatory promises.

RESTRUCTURING LEGISLATION

  On May 29, 1997, the Governor of Maine signed into law a bill enacted by the Maine Legislature that will restructure the electric utility industry in Maine by March 1, 2000. With respect to the ability of the Company to recover stranded costs, the legislation requires the MPUC, when retail access begins, to provide a "reasonable opportunity" to recover stranded costs through the rates of the transmission and distribution company, comparable to the utility's opportunity to recover stranded costs before the implementation of retail access under the legislation. Stranded costs are defined as the legitimate, verifiable and unmitigatable costs made unrecoverable as a result of the restructuring required by the legislation and would be determined by the MPUC as provided in the legislation. The MPUC must conduct separate adjudicatory proceedings to determine the stranded costs for each utility and the corresponding revenue requirements and stranded-cost charges to be charged by each transmission and distribution utility. These proceedings must be completed by July 1, 1999. The MPUC has initiated the proceeding that will determine the Company's stranded costs, corresponding revenue requirements and stranded-cost charges to be charged by it when it becomes a transmission-and-distribution utility and has scheduled completion of the proceeding for the second half of 1998.

  In addition, the legislation requires utilities to use all reasonable means to reduce their potential stranded costs and to maximize the value from generation assets and contracts. The MPUC must consider a utility's efforts to mitigate its stranded costs in determining the amount of the utility's stranded costs. Stranded costs will be prospectively adjusted as necessary to correct substantial inaccuracies in the year 2003 and at least every three years thereafter.

  The principal restructuring provisions of the legislation provide for customers to have direct retail access to generation services and for deregulation of competitive electricity providers, commencing March 1, 2000 with transmission and distribution companies continuing to be regulated by the MPUC. By that date, subject to possible extensions of time granted by the MPUC to improve the sale value of generation assets, investor-owned utilities are required to divest all generation assets and generation-related business activities, with two major exceptions: (1) nonutility generator contracts with qualifying facilities and contracts with demand-side management or conservation providers, brokers or hosts; and (2) ownership interests in nuclear power plants. However, the MPUC can require the Company to divest its interest in Maine Yankee on or after January 1, 2009. The Company has submitted its plan to divest its generation assets to the MPUC as required by the legislation and is proceeding with its previously reported plan to sell its generation assets in 1998, as discussed below. The bill also requires investor-owned utilities, after February 28, 2000, to sell their rights to the capacity and energy from all generation assets, including the purchased-power contracts that had not previously been divested pursuant to the legislation, with certain minor exceptions.

  Upon the commencement of retail access on March 1, 2000, the Company, as a transmission and distribution utility, will be prohibited from selling electric energy to retail customers. Any competitive electricity provider that is affiliated with the Company would be allowed to sell electricity outside the Company's service territory without limitation as to amount, but within the Company's service territory the affiliate would be limited to providing no more than 33% of the total kilowatt hours sold within the Company's service territory, as determined by the MPUC.

  Other features of the legislation include the following:

    (a) After the effective date of the legislation, if an entity purchases 10% or more of the stock of a distribution utility, including the Company, the purchasing entity and any related entity would be prohibited from selling generation service to any retail customer in Maine.

    (b) The legislation encourages the generation of electricity from renewable resources by requiring competitive providers, as a condition of licensing, to demonstrate to the MPUC that no less than 30% of their portfolios of supply sources for retail sales in Maine are accounted for by renewable resources.

    (c) The legislation requires the MPUC to ensure that standard-offer service is available to all consumers, but any competitive provider affiliated with the Company would be limited to providing such service for only up to 20% of the electric load in the Company's service territory.

    (d) Beginning March 1, 2002, or, by MPUC rule, as early as March 1, 2000, the providing of billing and metering services will be subject to competition.

    (e) A customer who significantly reduces or eliminates consumption of electricity due to self-generation, conversion to an alternative fuel, or demand-side management may not be assessed an exit fee or re-entry fee in any form for such reduction or elimination of consumption or for the re-establishment of service with a transmission and distribution utility.

    (f) Finally, the legislation provides for programs for low-income assistance, energy conservation, research and development on renewable resources, assistance for utility employees laid off as a result of the legislation, and nuclear plant decommissioning costs, all funded through transmission and distribution utility rates and charges.

  The Company has stated that it supports the legislation ultimately enacted, which reflects protracted negotiations and compromises among the interested constituencies, and is evaluating means of mitigating its strandable costs through the financing of the stranded assets. The Company believes, however, that some of the limitations imposed on transmission and distribution utilities in the legislation are unnecessary and inappropriate in the contemplated competitive environment.

SALE OF GENERATION ASSETS

  On April 28, 1997, the Company announced a plan to seek proposals to purchase its generation assets, including interests in nuclear plants and rights to power under NUG contracts. The Company believes that current market conditions may offer advantages to seeking proposals before divestiture is required by legislation. A number of utilities in Massachusetts are also in the process of selling their generation assets, with a large number of prospective purchasers expressing interest in acquiring the facilities. On August 6, 1997, New England Electric System in Massachusetts announced that it had agreed to sell its non-nuclear generating business to an affiliate of PG&E Corp. (U.S. Generating Company).

  In early June 1997, the Company, working with its investment advisors, developed and contacted a group of approximately 150 potential bidders that are believed to be interested in the Company's generation assets and financially qualified to bid. Non-binding bids were submitted to the Company in early September and, based on those bids, the Company began a process of working with a smaller group of qualified buyers. On November 3, 1997, the Company sent bid documents to the selected qualified buyers and requested final binding bids by December 10, 1997. Upon receipt of such bids, the Company will evaluate the bids and negotiate a definitive purchase-and-sale agreement with the successful bidder or bidders. The consummation of a sale will extend into late 1998 and is subject to regulatory approvals and contractual consents. The Company cannot predict whether any sale or sales will occur, whether it will receive satisfactory proposals, or whether necessary approvals for any such sale or sales will be obtained.

PROPOSED FEDERAL INCOME TAX ADJUSTMENTS

  On September 3, 1997, the Company received from the Internal Revenue Service ("IRS") a Revenue Agent's Report summarizing all adjustments proposed by the IRS as a result of its audit of the Company's Federal income tax returns for the years 1992 through 1994, and the Company has received a notice of deficiency relating to the proposed disallowances. There are two significant disallowances among those proposed by the IRS. The first is a disallowance of the Company's write-off of the under collected balance of fuel and purchased-power costs and the unrecovered balance of its unbilled Electric Revenue Adjustment Mechanism ("ERAM") revenues, both as of December 31, 1994, which were charged to income in 1994 in connection with the adoption of the ARP effective January 1, 1995. The second major adjustment would disallow the Company's 1994 deduction of the cost of the buyout of the Fairfield Energy Venture purchased-power contract by the Company in 1994. The aggregate tax impact, including both Federal and state taxes, of the unresolved issues amounts to approximately $39 million, over 90% of which is associated with the two major disallowances. The two major disallowances relate largely to the timing of the deductions and would not affect net income except for the cumulative interest impact which, through September 30, 1997, amounted to $11.7 million, or a decrease in net income of $7.0 million, and which is expected to increase interest expense approximately $433.3 thousand per month until either the tax deficiency is paid or the issues are resolved in favor of the Company, in which case no interest is due. If the IRS were to prevail, the Company would be required to make a tax payment of approximately $33 million, but the Company believes in that event deductions would be amortized over periods of up to twenty post-1994 tax years. The Company believes its tax treatment of the unresolved issues was proper and intends to contest the proposed adjustments vigorously, and as a result the potential interest has not been accrued. The Company cannot predict the results of its planned appeals. In addition, the Company incurred $1.1 million of income tax expense related to settlements of uncontested items in connection with the 1992-1994 IRS audits, and amended return adjustments for 1995 and 1996.

                                  THE COMPANY

  The Company, a Maine corporation organized in 1905, is an investor-owned electric utility engaged primarily in the generation, purchase, transmission, distribution and sale of electric energy for the benefit of retail customers in southern and central Maine and wholesale customers, principally other utilities (see "Recent Developments"). The principal executive offices of the Company are located at 83 Edison Drive, Augusta, Maine 04336, and the Company's telephone number is (207) 623-3521.

  The Company serves more than 521,000 customers in its 11,000 square mile service area in southern and central Maine. The Company's service area contains the bulk of Maine's industrial centers and includes about 77 percent of the total population of the State. The Company's industrial and commercial customers include major producers of pulp and paper products, producers of chemicals, plastics, electric components, processed food and footwear, and shipbuilders.

                      RATIO OF EARNINGS TO FIXED CHARGES

  As computed in accordance with Item 503(d) of Regulation S-K of the Commission, the Company's unaudited ratio of earnings to fixed charges for the nine-month period ended September 30, 1997 was 1.3, and such ratio for each of the calendar years (the Company's fiscal year being a calendar year) in the period 1992 through 1996, inclusive, was 2.5, 2.7, 0.3, 2.0 and 2.8 respectively.

                                USE OF PROCEEDS

  The net proceeds to be received by the Company from the sale or sales of the Notes will be used for general corporate purposes, including, but not limited to, the repayment of short-term borrowings and other forms of indebtedness, investments in related companies, and construction financing.

                             DESCRIPTION OF NOTES

  The following description sets forth certain general terms and provisions of the Notes. The particular terms of any Notes will be described in the Pricing Supplement relating to such Notes. The statements made herein are a summary only, do not purport to be complete, and are qualified in their entirety by the detailed provisions of an Indenture between the Company and The Bank of New York (the "Trustee"), dated as of August 1, 1989, as supplemented by the First Supplemental Indenture, dated as of August 7, 1989, the Second Supplemental Indenture, dated as of January 10, 1992, the Third Supplemental Indenture, dated as of December 15, 1994 and the Fourth Supplemental Indenture to be entered into in connection with the Notes (collectively, the "Indenture"). Copies of the Indenture, including supplemental indentures, are filed or incorporated by reference as exhibits to the Registration Statement, and such exhibits are incorporated herein by reference. All article and section references are references to articles and sections of the Indenture.

GENERAL

  The Notes will be issued under the Indenture, will be unsecured and will rank equally with the Company's other unsecured senior indebtedness. The Notes are limited to an aggregate principal amount of $400,000,000 and will constitute the fourth series of Securities (as defined below) issued under the Indenture and the fourth series of the Company's Medium-Term Notes. Under the Indenture, the Company may issue from time to time its notes, debentures or other evidences of indebtedness, in one or more series (hereinafter referred to as the "Securities"). The Indenture does not limit the amount of Securities which may be issued thereunder and additional Securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Company. Capitalized terms used but not otherwise defined herein have the meanings specified in the Indenture.

  The holders of the Company's Preferred Stock have specifically consented to the issuance of unsecured medium-term notes in an aggregate principal amount of $500,000,000 outstanding at any one time. Medium-term notes in such an amount are therefore not subject to the Company's charter restriction on the issuance of unsecured securities, which (except in the case of certain refundings) limits such unsecured securities to an amount equal to 20 percent of the aggregate of all outstanding secured indebtedness, plus capital and surplus (with certain adjustments). The Notes offered hereby and the Medium-Term Notes, Series A, the Medium-Term Notes, Series B and the Medium-Term Notes, Series C previously issued under the Indenture constitute unsecured medium-term notes for the purpose of the foregoing consent. As of the date of this Prospectus, $53 million in aggregate principal amount of unsecured medium-term notes is outstanding.

  In the event that the aggregate principal amount of unsecured medium-term notes at any time outstanding (including, without limitation, the Notes, the Medium-Term Notes, Series A, the Medium-Term Notes, Series B and the Medium-Term Notes, Series C) exceeds $500,000,000, the excess of such amount would be subject to the charter restriction described above. The Company has applied for approval of the MPUC for the issuance of up to $500,000,000 in aggregate principal amount of medium-term notes of any series at any one time outstanding. Issuance of medium-term notes in excess of that amount would require further approvals.

  The Notes may be offered on a continuing basis and each Note will mature from nine months to thirty years from its date of issue, as selected by the initial purchaser and agreed to by the Company, and may be subject to redemption at the option of the Company or repayment at the option of the Holder prior to Specified Maturity (as set forth below under "Optional Redemption" and "Repayment at Holder's Option") at the price or prices specified in the applicable Pricing Supplement. Each Note will be either (i) a Fixed Rate Note, which may bear interest at a rate of zero in the case of certain Notes issued at an Issue Price (as defined below) representing a discount from the principal amount payable at its Specified Maturity (a "Zero-Coupon Note"), or (ii) a Floating Rate Note which will bear interest at a rate determined by reference to an interest rate basis or combination of interest rate bases (the "Base Rate") specified in the applicable Pricing Supplement that may be adjusted by a Spread and/or Spread Multiplier (each as defined below).

  Each Note will be issued initially as either a Book-Entry Note or a Certificated Note in fully registered form without coupons. Except as set forth below under "Book-Entry System", Book-Entry Notes will not be exchangeable for Certificated Notes.

  The authorized denominations of the Notes will be $25,000 or any larger amount that is an integral multiple of $1,000.

  "Business Day" means any day, other than a Saturday or Sunday, that meets each of the following applicable requirements: the day is (a) not a day on which banking institutions are authorized or required by law or regulation to be closed in The City of New York and (b) with respect to LIBOR Notes, a London Banking Day. "London Banking Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

  "Index Maturity" means, with respect to a Floating Rate Note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable Pricing Supplement.

  "Original Issue Discount Note" means, (i) a Note, including any Zero Coupon Note, that has a "stated redemption price at maturity" that exceeds its "issue price"(as such terms are defined for Federal income tax purposes) by at least 0.25% of its principal amount multiplied by the number of full years from the Original Issue Date to the Specified Maturity for such Note and (ii) any other Note designated by the Company as issued with original issue discount for United States Federal income tax purposes.

  The Pricing Supplement relating to each Note will describe the following terms: (1) whether such Note is a Fixed Rate Note or a Floating Rate Note, (2) the price (expressed as a percentage of the aggregate principal amount thereof) at which such Note will be issued (the "Issue Price"); (3) the date on which such Note will be issued (the "Original Issue Date"); (4) the date on which such Note will mature (the "Specified Maturity"); (5) if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest, if any, and the date or dates on which interest will be payable (each, an "Interest Payment Date"), if other than March 1 and September 1 and, if so stated in the applicable Pricing Supplement, that such rate may be changed by the Company prior to the Specified Maturity, and, if so, the Optional Reset Dates (as defined below) and the basis or formula for such change, if any; (6) if such Note is a Floating Rate Note, the Base Rate, the Initial Interest Rate, if available, the Interest Reset Period, the Interest Reset Dates, the Interest Determination Dates, the Calculation Dates, the Interest Payment Period, the Interest Payment Dates, the Index Maturity, the Maximum Interest Rate and the Minimum Interest Rate, if any, and the Spread and/or Spread Multiplier, if any (all as defined below), and any other terms relating to the particular method of calculating the interest rate for such Note and, if so specified in the applicable Pricing Supplement, that any such Spread and/or Spread Multiplier may be changed by the Company prior to the Specified Maturity and, if so, the Optional Reset Dates (as defined below) and the basis or formula for such change, if any; (7) whether such Note is an Original Issue Discount Note, and if so, the yield to maturity; (8) the regular record date or dates (a "Regular Record Date") if other than as set forth below with respect to Fixed Rate Notes and Floating Rate Notes; (9) certain specified United States Federal income tax consequences of the purchase, ownership and disposition of such Note, if applicable; (10) whether such Note may be redeemed at the option of the Company or repaid at the option of the Holder prior to the Specified Maturity and, if so, the provisions relating to such redemption or repayment; (11) whether such Note will be issued initially as a Book-Entry Note or a Certificated Note; and (12) any other terms of such Note not inconsistent with the provisions of the Indenture.

PAYMENT OF PRINCIPAL AND INTEREST

  Until the Notes are paid, or payment thereof is provided for, the Company will, at all times, maintain a paying agent (the "Paying Agent") in The City of New York capable of performing the duties described herein to be performed by the Paying Agent. The Company has initially appointed The Bank of New York as Paying Agent.

  Payments of principal and interest (and premium, if any) to Beneficial Owners (as defined below) of Book-Entry Notes are expected to be made in accordance with the Depository's and its participants' procedures in effect from time to time as described below under "Book-Entry System".

  Unless otherwise specified in the applicable Pricing Supplement, payments of interest on Certificated Notes (other than interest payable at Maturity (as defined below)), will be made by mailing a check to the Holder at the address of such Holder appearing on the Register on the applicable Regular Record Date. Unless otherwise specified in the applicable Pricing Supplement, principal and any premium and interest payable with respect to any Certificated Note at Maturity (as defined below) will be paid in immediately available funds upon surrender of such Note at the office of the Paying Agent. "Maturity" means the date on which the principal of a Note becomes due and payable in full in accordance with its terms and the terms of the Indenture, whether at Specified Maturity or earlier by declaration of acceleration, call for redemption or otherwise.

  Any payment required to be made in respect of a Note on a day that is not a Business Day for such Note need not be made on such date, but may be made on the immediately succeeding Business Day (except that in the case of a LIBOR Note, if such Business Day is in the immediately succeeding calendar month, such payment shall be made on the immediately preceding Business Day) with the same force and effect as if made on such date, and no additional interest shall accrue as a result of such delayed payment.

  Unless otherwise specified in the applicable Pricing Supplement, if the principal of any Original Issue Discount Note is declared to be due and payable immediately as described under "Events of Default" below, the amount of principal due and payable with respect to such Note shall be limited to the Amortized Face Amount of such Note as of the date of such declaration. The "Amortized Face Amount" of an Original Issue Discount Note that does not bear stated interest shall be an amount equal to the sum of (i) the principal amount of such Note multiplied by the Issue Price set forth in the applicable Pricing Supplement plus (ii) the portion of the difference between the dollar amount determined pursuant to the preceding clause (i) and the principal amount of such Note that has accrued at the yield to maturity set forth in the Pricing Supplement (computed in accordance with generally accepted financial practices) to such date of declaration, but in no event shall the Amortized Face Amount of an Original Issue Discount Note exceed its principal amount.

INTEREST AND INTEREST RATES

  Each Note other than certain Original Issue Discount Notes will bear interest from its Original Issue Date or from the most recent Interest Payment Date to which interest on such Note has been paid or duly provided for at a fixed rate or rates per annum, or at a rate or rates per annum determined pursuant to a Base Rate or Rates stated therein and in the applicable Pricing Supplement that may be adjusted by a Spread and/or Spread Multiplier, until the principal thereof is paid or made available for payment. Interest will be payable on each Interest Payment Date and at Maturity. Interest rates, Base Rates, Spreads and Spread Multipliers are subject to change by the Company from time to time but no such change will affect any Note theretofore issued or which the Company has agreed to sell, except as otherwise set forth herein.

  Interest payable and punctually paid or duly provided for on any Interest Payment Date will be paid to the person in whose name a Note is registered at the close of business on the Regular Record Date immediately preceding such Interest Payment Date; provided, however, that the first payment of interest on any Note with an Original Issue Date between a Regular Record Date and the succeeding Interest Payment Date will be made on the Interest Payment Date following the immediately succeeding Regular Record Date to the registered owner on such immediately succeeding Regular Record Date; and provided, further, that interest payable at Maturity will be payable to the person to whom principal shall be payable. The "Regular Record Date" with respect to any Interest Payment Date shall be the date fifteen calendar days immediately preceding such Interest Payment Date whether or not such date shall be a Business Day, unless otherwise indicated in the applicable Pricing Supplement.

  All percentages resulting from any calculations will be rounded upwards, if necessary, to the nearest one hundred-thousandth of a percentage point (.0000001), with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or
 .0987655)), and all dollar amounts used in or resulting from such calculations on the Notes will be rounded to the nearest one cent (with one-half cent being rounded upwards).

FIXED RATE NOTES

  Each Fixed Rate Note will bear interest from its Original Issue Date at the rate per annum stated in the applicable Pricing Supplement and on the face thereof until the principal amount thereof is paid or made available for payment. Payments of interest on any Fixed Rate Note with respect to any Interest Payment Date and at Maturity will include interest from and including the Original Issue Date or the immediately preceding Interest Payment Date to which interest has been paid or duly provided for, to but excluding the applicable Interest Payment Date or the date of Maturity. Unless otherwise set forth in an applicable Pricing Supplement, interest on each Fixed Rate Note will be payable semi-annually each September 1 and March 1 and at Maturity. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months, unless otherwise indicated in the applicable Pricing Supplement.

FLOATING RATE NOTES

  Each Floating Rate Note will bear interest at a rate or rates determined by reference to the Base Rate plus or minus the Spread, if any, and/or multiplied by the Spread Multiplier, if any (each as specified in the applicable Pricing Supplement) until the principal thereof is paid or made available for payment. The "Spread" is the number of basis points (one basis point equals one one-hundredth of a percentage point) specified in the applicable Pricing Supplement as being applicable to such Floating Rate Note, and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement as being applicable to such Note. Any Floating Rate Note may also have either or both of the following: (i) a maximum numerical interest rate limitation, or ceiling, on the rate of interest which may accrue during any interest period (the "Maximum Interest Rate"); and (ii) a minimum numerical interest rate limitation, or floor, on the rate of interest which may accrue during any interest period (the "Minimum Interest Rate"). The applicable Pricing Supplement will designate one of the following Base Rates as applicable to each Floating Rate Note: (a) the CD Rate (a "CD Rate Note"), (b) the Commercial Paper Rate (a "Commercial Paper Rate Note"), (c) the Federal Funds Rate (a "Federal Funds Rate Note"), (d) LIBOR (a "LIBOR Note"), (e) the Prime Rate (a "Prime Rate Note"), (f) the Treasury Rate (a "Treasury Rate Note"), or
(g) such other Base Rate as is set forth in the Pricing Supplement and on the face of such Floating Rate Note.

  Each Floating Rate Note will bear interest from its Original Issue Date to the first Interest Reset Date (as defined below) for such Note at the Initial Interest Rate (the "Initial Interest Rate") set forth on the face thereof and in the applicable Pricing Supplement. Thereafter, the interest rate on each Floating Rate Note for each Interest Reset Period (as defined below) will be equal to the interest rate calculated by reference to the Base Rate or Rates specified on the face thereof and in the applicable Pricing Supplement plus or minus the Spread, if any, and/or times the Spread Multiplier, if any. The Spread and/or Spread Multiplier for a Floating Rate Note may be subject to adjustment during an Interest Reset Period under circumstances specified therein and in the applicable Pricing Supplement.

  The Company will appoint, and enter into an agreement with, an agent (a "Calculation Agent") to calculate interest rates on Floating Rate Notes. Unless otherwise specified in the applicable Pricing Supplement, the Calculation Agent for each Floating Rate Note will be the Trustee. All determinations to be made by the Calculation Agent shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on the Holders of Notes.

  The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually (each an "Interest Reset Period"), as specified in the applicable Pricing Supplement and on the face of such Floating Rate Note. Unless otherwise specified in the applicable Pricing Supplement, the date or dates on which interest will be reset (each an "Interest Reset Date") will be, in the case of Floating Rate Notes that reset daily, each Business Day; in the case of Floating Rate Notes that reset weekly (other than Treasury Rate Notes), Wednesday of each week; in the case of Treasury Rate Notes that reset weekly, Tuesday of each week, except as provided below; in the case of Floating Rate Notes that reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes that reset quarterly, the third Wednesday of each of the four months specified in the applicable Pricing Supplement and on the face of such Floating Rate Note; in the case of Floating Rate Notes that reset semi-annually, the third Wednesday of each of the two months specified in the applicable Pricing Supplement and on the face of such Floating Rate Note; and in the case of Floating Rate Notes that reset annually, the third Wednesday of the month specified in the applicable Pricing Supplement and on the face of such Floating Rate Note. If any Interest Reset Date for any Floating Rate Note is not a Business Day, such Interest Reset Date shall be postponed to the next day that is a Business Day, except, in the case of a LIBOR Note, if such Business Day is in the immediately succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

  The interest rate for each Interest Reset Period will be the rate determined by the Calculation Agent on the Calculation Date (as defined below) pertaining to the Interest Determination Date pertaining to the Interest Reset Date for such Interest Reset Period. Unless otherwise specified in the applicable Pricing Supplement, the "Interest Determination Date" pertaining to an Interest Reset Date for CD Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes and Prime Rate Notes will be the second Business Day immediately preceding such Interest Reset Date. Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note will be the second London Banking Day immediately preceding such Interest Reset Date. Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note will be the day of the week in which such Interest Reset Date falls on which Treasury bills of the Index Maturity specified on the face of the Treasury Rate Notes would normally be auctioned. Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Interest Determination Date pertaining to the Interest Reset Date for Treasury Rate Notes occurring in the immediately succeeding week. If an auction falls on a day that is an Interest Reset Date for Treasury Rate Notes, such Interest Reset Date will be the first Business Day immediately following such auction date.

  Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date", where applicable, pertaining to an Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or if such day is not a Business Day, the immediately succeeding Business Day or (ii) the Business Day preceding the applicable Interest Payment Date or Maturity, as the case may be.

  Unless otherwise indicated in the applicable Pricing Supplement, interest on each Floating Rate Note will be payable monthly, quarterly, semi-annually or annually (the "Interest Payment Period"). Except as provided below or in the applicable Pricing Supplement, the Interest Payment Dates will be, (i) in the case of Floating Rate Notes with a daily, weekly or monthly Interest Reset Period, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable Pricing Supplement and on the face of such Floating Rate Note; (ii) in the case of Floating Rate Notes with a quarterly Interest Reset Period, on the third Wednesday of March, June, September and December of each year; (iii) in the case of Floating Rate Notes with a semi-annual Interest Reset Period, on the third Wednesday of each of two months of each year specified in the applicable Pricing Supplement and on the face of such Floating Rate Note; and
(iv) in the case of Floating Rate Notes with an annual Interest Reset Period, on the third Wednesday of one month of each year specified in the applicable Pricing Supplement and on the face of such Floating Rate Note and, in each case, at Maturity. If any Interest Payment Date other than Maturity for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date shall be postponed to the next day that is a Business Day, except that in the case of a LIBOR Note, if such Business Day is in the immediately succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day. If Maturity for any Floating Rate Note falls on a day that is not a Business Day, payment of principal, premium, if any, and interest with respect to such Note will be made on the immediately succeeding Business Day with the same force and effect as if made on the due date, and no additional interest shall be payable as a result of such delayed payment.

  Unless otherwise indicated in the applicable Pricing Supplement, interest payments on each Interest Payment Date and at Maturity for Floating Rate Notes will include accrued interest from and including the Original Issue Date or the immediately preceding Interest Payment Date to which interest has been paid or duly provided for, to but excluding the applicable Interest Payment Date or the date of Maturity. Accrued interest will be calculated by multiplying the principal amount of a Floating Rate Note by an accrued interest factor. This accrued interest factor will be computed by adding the interest factor calculated for each day in the period for which accrued interest is being calculated. The interest factor (expressed as a decimal rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for each such day will be computed by dividing the interest rate applicable to such day by 360 in the case of CD Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes, LIBOR Notes and Prime Rate Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes. The interest rate in effect on each day will be (a) if such day is an Interest Reset Date, the interest rate with respect to the Interest Determination Date pertaining to such Interest Reset Date, or (b) if such day is not an Interest Reset Date, the interest rate with respect to the Interest Determination Date pertaining to the immediately preceding Interest Reset Date, subject in either case to any Maximum or Minimum Interest Rate limitation referred to above and to any adjustment by a Spread and/or a Spread Multiplier referred to above; provided, however, that the interest rate in effect for the period from and including the Original Issue Date to but excluding the first Interest Reset Date set forth in the Pricing Supplement with respect to a Floating Rate Note will be the "Initial Interest Rate" specified in the applicable Pricing Supplement. The interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by applicable law.

CD RATE NOTES

  Each CD Rate Note will bear interest at the interest rate (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any) specified in such CD Rate Note and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to any applicable Interest Determination Date, the rate on such date for negotiable certificates of deposit having the Index Maturity designated in the applicable Pricing Supplement, as such rate is published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates", or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "CDs (Secondary Market)" or, if such rate is not published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the CD Rate for such Interest Determination Date will be the rate on such Interest Determination Date for negotiable certificates of deposit having the Index Maturity designated in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for U.S. Government Securities" or any successor publication of the Federal Reserve Bank of New York ("Composite Quotations") under the heading "Certificates of Deposit". If such rate is not published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the CD Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such Interest Determination Date of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money center banks of the highest credit standing (in the market for negotiable certificates of deposit) with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement in a denomination of $5,000,000; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the CD Rate with respect to such Interest Determination Date will be the CD Rate in effect immediately prior to such Interest Determination Date.

COMMERCIAL PAPER RATE NOTES

  Each Commercial Paper Rate Note will bear interest at the interest rate (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified in such Commercial Paper Rate Note and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any applicable Interest Determination Date, the Money Market Yield (calculated as described below) of the rate on such date for commercial paper having the Index Maturity designated in the applicable Pricing Supplement, as such rate is published in H.15(519), under the heading "Commercial Paper" or, if such rate is not published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Commercial Paper Rate for such Interest Determination Date will be the Money Market Yield of the rate on such Interest Determination Date for commercial paper having the Index Maturity designated in the applicable Pricing Supplement as published in Composite Quotations under the heading "Commercial Paper". If such rate is not published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Commercial Paper Rate for such Interest Determination Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered rates as of 11:00 A.M., New York City time, on such Interest Determination Date of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent for commercial paper having the Index Maturity designated in the applicable Pricing Supplement, placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate with respect to such Interest Determination Date will be the Commercial Paper Rate in effect immediately prior to such Interest Determination Date.

  "Money Market Yield" means a yield (expressed as a percentage rounded to the nearest one hundred-thousandth of a percentage point) calculated in accordance with the following formula:
                                             D X 360
                      Money Market Yield = ----------- X 100
                                           360-(D X M)

where "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

FEDERAL FUNDS RATE NOTES

  Each Federal Funds Rate Note will bear interest at the interest rate (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any) specified in such Federal Funds Rate Note and in the applicable Pricing Supplement.

  Unless otherwise indicated in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any applicable Interest Determination Date, the rate on such date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if such rate is not published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate for such Interest Determination Date will be the rate on such Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate". If such rate is not published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest

Determination Date, then the Federal Funds Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates, as of 9:00 A.M., New York City time, on such Interest Determination Date, for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in The City of New York selected by the Calculation Agent; provided, however, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate with respect to such Interest Determination Date will be the Federal Funds Rate in effect immediately prior to such Interest Determination Date.

LIBOR NOTES

  Each LIBOR Note will bear interest at the interest rate (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified in such LIBOR Note and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" means, with respect to any applicable Interest Determination Date, the rate determined in accordance with the following provisions:

    (i) With respect to any such Interest Determination Date, LIBOR will be either: (a) if "LIBOR Reuters" is specified in the LIBOR Note and the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the specified designated LIBOR Page (as defined below) by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in United States dollars having the Index Maturity designated in such LIBOR Note and the applicable Pricing Supplement, commencing on the second London Banking Day immediately following the Interest Determination Date, which appear on the Designated LIBOR Page specified in such LIBOR Note and the applicable Pricing Supplement as of 11:00 A.M., London time, on that Interest Determination Date, if at least two such offered rates appear (unless, as aforesaid, only a single rate is required) on such Designated LIBOR Page, or (b) if "LIBOR Telerate" is specified in such LIBOR Note and the applicable Pricing Supplement, the rate for deposits in United States dollars having the Index Maturity specified in such LIBOR Note and the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such Interest Determination Date, which appears on the Designated LIBOR Page designated in such LIBOR Note and the applicable Pricing Supplement as of 11:00 A.M. London time on that Interest Determination Date. Notwithstanding the foregoing, if fewer than two offered rates appear on the Designated LIBOR Page with respect to LIBOR Reuters (unless the specified Designated LIBOR Page with respect to LIBOR Reuters by its terms provides only for a single rate, in which case such single rate shall be used), or if no rate appears on the Designated LIBOR Page with respect to LIBOR Telerate, whichever may be applicable, LIBOR in respect of the related Interest Determination Date will be determined as if the parties had specified the rate described in clause (ii) below.

    (ii) With respect to any such Interest Determination Date on which fewer than two offered rates appear on the Designated LIBOR Page with respect to LIBOR Reuters (unless the Designated LIBOR Page by its terms provides only for a single rate, in which case such single rate shall be used), or if no rate appears on the Designated LIBOR Page with respect to LIBOR Telerate, as the case may be, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market selected by the Calculation Agent to provide the Calculation Agent with its offered rate quotation for deposits in United States dollars for the period of the Index Maturity designated in such LIBOR Note and the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such Interest Determination Date, to prime banks in the London interbank market as of 11:00 A.M., London time, on such Interest Determination Date and in a principal amount that is representative for a single transaction in United States dollars in such market at such time. If at least two such quotations are provided, LIBOR determined on such Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR determined on such Interest Determination Date will be the arithmetic mean of the rates quoted as of 11:00 A.M. in The City of New York, on such Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent for loans in United States dollars to leading banks, having the Index Maturity designated in such LIBOR Note and the applicable Pricing Supplement in a principal amount that is representative for a single transaction in United States dollars in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined on such Interest Determination Date will be LIBOR in effect on such Interest Determination Date.

  "Designated LIBOR Page" means either (a) the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for United States dollars (if "LIBOR Reuters" is designated in the LIBOR Note and the applicable Pricing Supplement), or (b) the display on the Dow Jones Telerate Service for the purpose of displaying the London interbank rates of major banks for United States dollars (if "LIBOR Telerate" is designated in the Note and the applicable Pricing Supplement). If neither LIBOR Reuters nor LIBOR Telerate is specified in the LIBOR Note and the applicable Pricing Supplement, LIBOR will be determined as if LIBOR Telerate (page 3750) had been chosen.

PRIME RATE NOTES

  Each Prime Rate Note will bear interest at the interest rate (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if
any) specified in such Prime Rate Note and in the applicable Pricing
Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any applicable Interest Determination Date, the rate set forth in H.15(519) for such date under the heading "Bank Prime Loan" or, if such rate is not published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Prime Rate for such Interest Determination Date shall be calculated by the Calculation Agent and shall be the arithmetic mean of the rates of interest publicly announced by each bank named on the Reuters Screen USPRIME 1 Page as such bank's prime rate or base lending rate as in effect for such Interest Determination Date as quoted on the Reuters Screen USPRIME 1 Page on such Interest Determination Date, or, if fewer than four such rates appear on the Reuters Screen USPRIME 1 Page for such Interest Determination Date, the rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Interest Determination Date by at least two of the three major money center banks in The City of New York selected by the Calculation Agent. If fewer than two quotations are provided as aforesaid, the Prime Rate for such Interest Determination Date shall be calculated by the Calculation Agent and shall be the arithmetic mean of the prime rates quoted in The City of New York on such date by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, in each case having total equity capital of at least U.S. $500 million and being subject to supervision or examination by a Federal or state authority, selected by the Calculation Agent to quote such rate or rates; provided, however, that if the Prime Rate is not published in H.15(519) and the banks or trust companies selected as aforesaid are not quoting as mentioned in this sentence, the Prime Rate with respect to such Interest Determination Date will be the Prime Rate in effect immediately prior to such Interest Determination Date. "Reuters Screen USPRIME 1 Page" means the display designated as page "USPRIME 1" on the Reuters Monitor Money Rate Service (or such other page as may replace page USPRIME 1 on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

TREASURY RATE NOTES

  Each Treasury Rate Note will bear interest at the interest rate (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any) specified in such Treasury Rate Note and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any applicable Interest Determination Date, the rate applicable to the most recent auction of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in the applicable Pricing Supplement and such Treasury Rate Note, as such rate is set forth in H.15(519) under the heading "Treasury Bills--auction average (Investment)" or, if not so made available by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Treasury Rate for such Interest Determination Date will be the auction average rate (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury bills having the specified Index Maturity are not reported as provided above by 3:00 P.M., New York City time, on such Calculation Date or if no such auction is held in a particular week, then the Treasury Rate shall be calculated by the Calculation Agent and shall be the yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the applicable Index Maturity; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned above, the Treasury Rate with respect to such Interest Determination Date shall be the Treasury Rate in effect immediately prior to such date.

ORIGINAL ISSUE DISCOUNT NOTES

  The Company may from time to time offer Original Issue Discount Notes. The applicable Pricing Supplement to certain Original Issue Discount Notes may provide that the Holders of such Notes will not receive periodic payments of interest. For the purpose of determining whether Holders of the requisite principal amount of Notes outstanding under the Indenture have made a demand or given a notice or waiver or taken any other action, the outstanding principal amount of Original Issue Discount Notes shall be deemed to be the amount of the principal that would be due and payable upon declaration of acceleration of the Specified Maturity thereof as of the date of such determination.

  Notwithstanding anything in this Prospectus to the contrary, unless otherwise specified in the applicable Pricing Supplement, if a Note is an Original Issue Discount Note, the amount payable on such Note in the event of Maturity prior to the Specified Maturity shall be the Amortized Face Amount of such Note as of such Maturity.

INTEREST RATE RESET

  If the Company has the option with respect to any Note to reset the interest rate, in the case of a Fixed Rate Note, or to reset the Spread and/or Spread Multiplier, in the case of a Floating Rate Note (in each case, a "Reset Note"), the Pricing Supplement relating to such Note will indicate such option, and, if so, (i) the date or dates on which such interest rate or such Spread and/or Spread Multiplier, as the case may be, may be reset (each an "Optional Reset Date") and (ii) the basis or formula, if any, for such resetting.

  The Company may exercise such option with respect to a Note by notifying the Paying Agent of such exercise at least 45 but not more than 60 days prior to an Optional Reset Date for such Note. Not later than 40 days prior to such Optional Reset Date, the Paying Agent will send to the Holder of such Note a Notice (the "Reset Notice"), by facsimile transmission, hand delivery or letter (first class, postage prepaid), setting forth (i) the election of the Company to reset the interest rate, in the case of a Fixed Rate Note, or the Spread and/or Spread Multiplier, in the case of a Floating Rate Note, (ii) such new interest rate or such new Spread and/or Spread Multiplier, as the case may be, and (iii) the provisions, if any, for redemption during the period from such Optional Reset Date to the next Optional Reset Date or, if there is no such next Optional Reset Date, to the Specified Maturity of such Note (each period a "Subsequent Interest Period"), including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during such Subsequent Interest Period.

  Notwithstanding the foregoing, not later than 20 days prior to an Optional Reset Date for a Note, the Company may, at its option, revoke the interest rate, in the case of a Fixed Rate Note, or the Spread and/or Spread Multiplier, in the case of a Floating Rate Note, in either case provided for in the Reset Notice and establish a higher interest rate, in the case of a Fixed Rate Note, or a new Spread and/or Spread Multiplier which results in a higher interest rate, in the case of a Floating Rate Note, for the Subsequent Interest Period commencing on such Optional Reset Date by causing the Paying Agent to send by facsimile transmission, hand delivery or letter (first class, postage prepaid) notice of such higher interest rate or new Spread and/or Spread Multiplier, as the case may be, to the Holder of such Note. Such notice shall be irrevocable. All Notes with respect to which the interest rate or Spread and/or Spread Multiplier is reset on an Optional Reset Date will bear such higher interest rate, in the case of a Fixed Rate Note, or new Spread and/or Spread Multiplier, in the case of a Floating Rate Note.

  If the Company elects to reset the interest rate or the Spread and/or Spread Multiplier of a Note on an Optional Reset Date, the Holder of such Note will have the option to elect repayment of such Note by the Company on such Optional Reset Date at a price equal to the principal amount thereof plus any accrued interest to such Optional Reset Date. In order for a Note to be so repaid on an Optional Reset Date on which the interest rate or the Spread and/or Spread Multiplier is reset, the Holder thereof must follow the procedures set forth below under "Repayment at Holder's Option" for optional repayment, except that the period for delivery of such Note or notification to the Paying Agent shall be at least 25 but not more than 35 days prior to such Optional Reset Date and except that a Holder who has tendered a Note for repayment pursuant to a Reset Notice may, by written notice to the Paying Agent, revoke any such tender for repayment until 5:00 p.m. New York City time on the tenth day, whether or not a Business Day, prior to such Optional Reset Date.

EXTENDIBLE NOTES

  The Pricing Supplement relating to each Note as to which the Company has the option to extend the Specified Maturity of such Note for one or more periods of from one to five whole years (each an "Extension Period") up to but not beyond the date of final maturity, which shall in no event be more than thirty years from the Original Issue Date of such Note (the "Final Maturity Date"), will set forth each applicable Extension Period and the Final Maturity Date.

  The Company may exercise such option with respect to a Note by notifying the Paying Agent of such exercise at least 45 but not more than 60 calendar days prior to the Specified Maturity of such Note in effect prior to the exercise of such option (the "Original Specified Maturity Date"). If the Company so notifies the Paying Agent of such exercise, the Paying Agent will send, not later than 40 calendar days prior to the Original Specified Maturity Date, by facsimile transmission, hand delivery or letter (first class, postage prepaid), to the Holder of such Note a notice (the "Extension Notice") relating to such Extension Period, indicating (i) that the Company has elected to extend the Specified Maturity of such Note, (ii) the new Specified Maturity, (iii) in the case of a Fixed Rate Note, the interest rate applicable to the Extension Period or, in the case of a Floating Rate Note, the Spread and/or Spread Multiplier applicable to the Extension Period, and (iv) the provisions, if any, for redemption during the Extension Period, including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during the Extension Period. Upon the sending by the Paying Agent of an Extension Notice to the Holder of a Note, the Specified Maturity of such Note shall be extended automatically, and, except as modified by the Extension Notice and as described in the next two paragraphs, such Note will have the same terms as prior to the sending of such Extension Notice.

  Notwithstanding the foregoing, not later than 20 calendar days prior to the Original Specified Maturity Date of a Note, the Company may, at its option, revoke the interest rate, in the case of a Fixed Rate Note, or the Spread and/or Spread Multiplier, in the case of a Floating Rate Note, provided for in the Extension Notice and establish a higher interest rate, in the case of a Fixed Rate Note, or a new Spread and/or Spread Multiplier which results in a higher interest rate, in the case of a Floating Rate Note, for the Extension Period by causing the Paying Agent to send by facsimile transmission, hand delivery or letter (first class, postage prepaid) notice of such higher interest rate or new Spread and/or Spread Multiplier, as the case may be, to the Holder of such Note. Such notice shall be irrevocable. All Notes with respect to which the Specified Maturity is extended will bear such higher interest rate, in the case of a Fixed Rate Note, or new Spread and/or Spread Multiplier, in the case of a Floating Rate Note, for the Extension Period, whether or not tendered for repayment as provided in the next paragraph.

  If the Company elects to extend the Specified Maturity of a Note, the Holder of such Note will have the option to elect repayment of such Note by the Company on the Original Specified Maturity Date at a price equal to the principal amount thereof plus any accrued and unpaid interest to such date. In order for a Note to be so repaid on the Original Specified Maturity Date, the Holder thereof must follow the procedures set forth below under "Repayment at Holder's Option" for optional repayment, except that the period for delivery of such Note or notification to the Paying Agent shall be at least 25 but not more than 35 calendar days prior to the Original Specified Maturity Date. A Holder who has tendered a Note for repayment following receipt of an Extension Notice may revoke such tender for repayment by written notice to the Paying Agent received prior to 5:00 P.M., New York City time, on the tenth day prior to the Original Specified Maturity Date.

COMBINATION OF PROVISIONS

  If so specified in the applicable Pricing Supplement, any Note may be subject to all of the provisions, or any combination of the provisions, described above under "Interest Rate Reset" and "Extendible Notes".

OPTIONAL REDEMPTION

  The Pricing Supplement relating to each Note will indicate either that such Note cannot be redeemed prior to its Specified Maturity or that such Note will be redeemable at the option of the Company on a date or dates specified prior to its Specified Maturity at a price or prices set forth in the applicable Pricing Supplement, together with accrued interest to the date fixed for redemption. The Notes will not be subject to any sinking fund, unless specified in the applicable Pricing Supplement. The Company may redeem any of the Notes which are redeemable and remain outstanding either in whole or from time to time in part, upon not less than 30 nor more than 60 days' notice. If fewer than all of the Notes with like tenor and terms are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

REPAYMENT AT HOLDER'S OPTION

  The Pricing Supplement relating to each Note will indicate whether such Note is repayable at the option of the Holder on a date or dates specified prior to its Specified Maturity at a price or prices set forth in the applicable Pricing Supplement, together with accrued interest to the date fixed for repayment.

  In order for a Note to be so repaid, the Paying Agent must receive at least 30 days but not more than 45 days prior to the repayment date (i) the Note with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed or (ii) a facsimile transmission or a letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States setting forth the name of the Holder of the Note, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed will be received by the Paying Agent not later than five Business Days after the date of such facsimile transmission or letter and such Note and form duly completed are received by the Paying Agent by such fifth Business Day. Exercise of the repayment option by the Holder of a Note shall be irrevocable. The repayment option may be exercised by the Holder of a Note for less than the entire principal amount of the Note provided that the principal amount of the Note remaining outstanding after repayment is an authorized denomination.

  While the Book-Entry Notes are represented by the Global Securities held by or on behalf of the Depository, and registered in the name of the Depository or the Depository's nominee, the option for repayment may be exercised by the applicable Participant (as defined below) that has an account with the Depository, on behalf of the Beneficial Owners (as defined below) of the Global Security or Securities representing such Book-Entry

Notes, by delivering a written notice substantially similar to the above mentioned form to the Paying Agent at least 30 days but not more than 60 days prior to the date of repayment. Notices of elections from Participants on behalf of Beneficial Owners of the Global Security or Securities representing such Book-Entry Notes to exercise their option to have such Book-Entry Notes repaid must be received by the Paying Agent by 5:00 P.M., New York City time, on the last day for giving such notice. In order to ensure that a notice is received by the Paying Agent on a particular day, the Beneficial Owner of the Global Security or Securities representing such Book-Entry Notes must so direct the applicable Participant before such Participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, Beneficial Owners of the Global Security or Securities representing Book-Entry Notes should consult the Participants through which they own their interest therein for the respective deadlines for such Participants. All notices shall be executed by a duly authorized officer of such Participant (with signatures guaranteed) and shall be irrevocable. In addition, Beneficial Owners of the Global Security or Securities representing Book-Entry Notes shall effect delivery at the time such notices of election are given to the Depository by causing the applicable Participant to transfer such Beneficial Owner's interest in the Global Security or Securities representing such Book-Entry Notes, on the Depository's records, to the Trustee. See "Book-Entry System".

  If applicable, the Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, and any other securities laws or regulations in connection with any such repayment.

REPURCHASE

  The Company may at any time purchase Notes at any price in the open market or otherwise. Notes so purchased by the Company may be held or resold or, at the discretion of the Company, may be surrendered to the Trustee for cancellation. If any Notes and the applicable Pricing Supplement provide for mandatory sinking fund payments with respect to such Notes, the Indenture provides that in lieu of making all or any part of any mandatory sinking fund payment in cash, the Company may deliver to the Trustee any such Notes previously purchased or otherwise acquired by the Company (to the extent not previously credited).

OTHER PROVISIONS

  Any provisions with respect to the determination of an interest rate basis, the specifications of interest rate basis, calculation of the interest rate applicable to, or the principal payable at Maturity on, any Note, its Interest Payment Dates or any other matter relating thereto may be modified by the terms as specified under "Other Provisions" on the face of such Note, or in an addendum relating thereto if so specified on the face thereof, and in the applicable Pricing Supplement.

EVENTS OF DEFAULT

  The Indenture provides that the following are Events of Default thereunder with respect to the Notes: (i) default in the payment of the principal of (or premium, if any, on) any Note when and as the same shall be due and payable;
(ii) default in making a sinking fund payment, if any, when and as the same shall be due and payable by the terms of any Note; (iii) default for 30 days in the payment of any installment of interest on any Note; (iv) default for 60 days after written notice (given to the Company by the Trustee or by the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of all series affected) in the performance of any other covenant in respect of the Notes contained in the Indenture; or (v) certain events of bankruptcy, insolvency or reorganization, or any related court appointment of a receiver, liquidator or trustee of the Company or any substantial part of its property. (Section 6.1) An Event of Default with respect to the Notes does not necessarily constitute an Event of Default with respect to any other series of Securities issued under the Indenture. The Trustee may withhold notice to the Holders of the Notes of any default with respect to the Notes (except a default in the payment of principal or premium, if any, or interest) if it considers such withholding in the interest of such Holders. (Section 6.11)

  If any Event of Default with respect to the Notes shall have occurred and be continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes (or, in the case of certain Events of Default that affect all series of Securities then Outstanding, the Holders of not less than 25% in aggregate principal amount of all the Securities then outstanding treated as one class) may declare the principal, or in the case of discounted Notes, such portion thereof as may be described in the Pricing Supplement, of all the Notes to be due and payable immediately; however, subject to certain conditions, any such declaration and its consequences may be rescinded or annulled by the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes. (Section 6.1)

  Within four months after the close of each year the Company must file with the Trustee a certificate, signed by specified officers, stating whether or not such officers have knowledge of any default relating to its covenants, agreements and obligations with respect to Paying Agents or the maintenance of its corporate existence, and, if so, specifying each such default and the nature thereof. (Section 4.6)

  Subject to provisions relating to its duties during the continuance of any Event of Default, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 7.2) Subject to such provisions for indemnification and subject to the right of the Trustee to decline to follow any Holders' directions under specified circumstances, the Holders of a majority in aggregate principal amount of the Outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, with respect to the Notes. (Section 6.9)

TRANSFER

  Certificated Notes may be registered for transfer or exchanged at the Corporate Trust Office of the Trustee or at any other office or agency maintained by the Company for such purposes, subject to the limitations in the Indenture, without the payment of any service charge except for any tax or governmental charge incidental thereto. (Section 3.6)

DEFEASANCE

  The Indenture provides that the Company shall be discharged from its obligations under the Indenture with respect to the Notes at any time prior to the Stated Maturity or redemption thereof when (a) the Company has irrevocably deposited with the Trustee, in trust, (i) sufficient funds to pay the principal of (and premium, if any), and interest to Stated Maturity (or redemption) on, the Notes, or (ii) such amount of direct obligations of, or obligations the principal of and interest on which are fully guaranteed by, the United States Government, and which are not subject to prepayment, redemption or call, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay when due the principal of (and premium, if any), and interest to Stated Maturity (or redemption) on, the Notes, and (b) the Company has paid all other sums payable with respect to the Notes. Upon such discharge, the Holders of the Notes shall no longer be entitled to the benefits of the Indenture, except for the purposes of registration of transfer and exchange of the Notes, and replacement of lost, stolen or mutilated Notes. (Sections 12.1 and 12.3)

MODIFICATIONS OF INDENTURE

  The Indenture, the rights and obligations of the Company thereunder and the rights of the Holders may be modified with respect to one or more series of Securities issued under the Indenture with the consent of the Holders of not less than a majority of the aggregate principal amount of Outstanding Securities of all series affected by the modification (voting as one class). Without, however, the consent of the Holder of each Security affected, no modification shall change the Stated Maturity of any Security, reduce the principal amount or the amount of premium payable thereon, reduce the rate, extend the time of payment or change the method of calculation of interest thereon or reduce any amount payable on redemption thereof or reduce the percentage required for modification. No modification of the Indenture subordinating the indebtedness evidenced by any series of Securities issued thereunder to any indebtedness of the Company is effective against any Holder of Securities without such Holder's consent. (Section 10.2)

CONCERNING THE TRUSTEE

  The Bank of New York is the Trustee under the Indenture. The Bank of New York has a course of regular dealings with the Company in the ordinary course of business and from time to time may also make short-term unsecured loans and secured or unsecured revolving credit and term loans to the Company and associated companies.

BOOK-ENTRY SYSTEM

  Unless otherwise specified in the applicable Pricing Supplement, the following provisions will apply to all Book-Entry Notes:

  The Depository will act as securities depositary for the Book-Entry Notes. The Book-Entry Notes will be issued as fully-registered securities registered in the name of Cede & Co. (the Depository's nominee). One fully-registered Global Security will be issued for each issue of the Notes, in the aggregate principal amount of such issue, and will be deposited with the Depository. If, however, the aggregate principal amount of any issue exceeds the maximum principal amount authorized by the Depository, one Global Security will be issued with respect to such maximum principal amount and an additional Global Security will be issued with respect to any remaining principal amount of such issue. Unless and until it is exchanged in whole or in part for Notes in definitive registered form, a Global Security may not be transferred except as a whole by the Depository to another nominee of the Depository or to a successor depositary or a nominee of such successor.

  The Depository has advised the Company as follows: the Depository is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depository holds securities that its participants ("Participants") deposit with the Depository. The Depository also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The Depository is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depository's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depository and its Participants are on file with the Securities and Exchange Commission.

  Purchases of Book-Entry Notes under the Depository's system must be made by or through Direct Participants, which will receive a credit for the Book-Entry Notes on the Depository's records. The ownership interest of each actual purchaser of each Book-Entry Note (the "Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depository of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Book-Entry Notes are to be accomplished by entries made on the books of Participants acting on behalf of the Beneficial Owners. Because the Depository can act only on behalf of Participants and persons that may hold through Participants, the ability of an owner of a beneficial interest in a Global Security to pledge Notes to persons or entities that do not participate in the book-entry and transfer system of the Depository, or otherwise take actions in respect of such Notes, may be limited. In addition, the laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair a purchaser's ability to transfer beneficial interests in a Global Security.

  To facilitate subsequent transfers, all Global Securities deposited by Participants with the Depository are registered in the name of the Depository's nominee, Cede & Co. The deposit of Global Securities with the Depository and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depository has no knowledge of the actual Beneficial Owners of the Book-Entry Notes; the Depository's records reflect only the identity of the Direct Participants to whose accounts such Book-Entry Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  So long as the Depository or its nominee is the registered owner of a Global Security, the Depository or such nominee, as the case may be, will be considered the sole owner or Holder of the Notes represented by such Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have Notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes and will not be considered the owners or Holders of such Notes under the Indenture.

  Conveyance of notices and other communications by the Depository to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Redemption notices shall be sent to Cede & Co., as the Holder of the Book-Entry Notes. If less than all of the Book-Entry Notes within an issue are being redeemed, the Depository's current practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

  Neither the Depository nor Cede & Co. will consent or vote with respect to Book-Entry Notes. Under its usual procedures, the Depository will mail an "Omnibus Proxy" to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Book-Entry Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

  Principal and interest payments on the Book-Entry Notes will be made to the Depository. The Depository's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings shown on the Depository's records unless the Depository has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as in the case of securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of the Depository or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to the Depository is the responsibility of the Company, disbursement of such payments to Direct Participants shall be the responsibility of the Depository, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants. Owners of beneficial interests in a Global Security that hold through the Depository may experience some delay in the receipt of interest payments since the Depository will forward payments to Participants, which in turn will forward them to persons that hold through Participants or to such owners.

  A Beneficial Owner shall give notice to elect to have its Book-Entry Notes purchased or tendered, through its Participant, to the Paying Agent, and shall effect delivery of such Book-Entry Notes by causing the Direct Participant to transfer the Participant's interest in the Book-Entry Notes, on the Depository's records, to the Paying Agent. The requirement for physical delivery of Book-Entry Notes in connection with a demand for purchase or a mandatory purchase will be deemed satisfied when the ownership rights in the Book-Entry Notes are transferred by a Direct Participant on the Depository's records.

  If the Depository is at any time unwilling or unable to continue as depositary or if the Depository ceases to be a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act, and, in either case, a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Certificated Notes in exchange for Book-Entry Notes represented by Global Securities. In addition, the Company may at any time, and in its sole discretion, determine not to have all or a portion of any Book-Entry Note represented by Global Securities and in such event will issue individual Certificated Notes in exchange for the Book-Entry Note or portion thereof no longer to be represented by Global Securities. If the Notes are Book-Entry Notes represented by one or more Global Securities and if an Event of Default with respect to the Notes shall have occurred and be continuing, the Company will issue individual Certificated Notes in exchange for such Book-Entry Notes.

  The Company may decide to discontinue use of the system of book-entry transfers through the Depository (or a successor securities depositary). In that event, Certificated Notes will be printed and delivered in exchange for the Book-Entry Notes represented by the Global Securities held by the Depository.

  The information in this section concerning the Depository and the Depository's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

  Neither the Company, the Trustee, any Paying Agent nor the registrar for the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  In the opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P., counsel for the Company, the following summary correctly describes certain United States Federal income tax considerations as of the date of this Prospectus relating to ownership of the Notes that may be relevant to an initial Holder of a Note. This summary is based on laws, regulations, rulings and decisions now in effect and which are subject to change. This summary deals only with Holders that will hold Notes as capital assets, and does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, insurance companies, dealers in securities, tax-exempt organizations, foreign investors, persons that will hold Notes as a position in a "straddle" for tax purposes or subsequent holders. This summary does not purport to cover all the possible tax consequences of the purchase, ownership and disposition of Notes, and it is not intended as tax advice. Investors should consult their own tax advisers in determining the tax consequences to them of the purchase, ownership and disposition of Notes, including the application to their particular situation of the tax considerations discussed below, as well as the application of other Federal, state, local or other tax laws.

  Holders of Original Issue Discount Notes generally will be subject to the special tax accounting rules for original issue discount obligations provided by the Internal Revenue Code of 1986 and certain Treasury Regulations issued thereunder (the "Regulations"). Holders of such Notes should be aware that, as described in greater detail below, they generally must include original issue discount in ordinary gross income for Federal income tax purposes as it accrues, in advance of the receipt of cash attributable to that income.

  In general, each Holder of an Original Issue Discount Note, whether such Holder uses the cash or the accrual method of tax accounting, will be required to include in ordinary gross income the sum of the "daily portions" of original issue discount on that Note for all days during the taxable year that the Holder owns the Note. The daily portions of original issue discount on an Original Issue Discount Note are determined by allocating to each day in any "accrual period" a ratable portion of the original issue discount allocable to that accrual period. The "accrual period" for an Original Issue Discount Note may be of any length and may vary in length over the term of the Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first day or the last day of an accrual period. In the case of an initial Holder, the amount of original issue discount on an Original Issue Discount Note allocable to each accrual period is determined by (i) multiplying the "adjusted issue price" (as defined below) of the Note by a fraction, the numerator of which is the annual yield to maturity of the Note and the denominator of which is the number of accrual periods in a year and (ii) subtracting from that product the amount (if any) payable as interest at the end of that accrual period. The "adjusted issue price" of an Original Issue Discount Note at the beginning of any accrual period is the sum of its issue price (as such term is defined for Federal income tax purposes (including accrued interest, if any) and the amount of original issue discount allocable to all prior accrual periods, reduced by the amount of all payments other than interest payments (if any) made with respect to such Note in all prior accrual periods. As a result of this "constant yield" method of including original issue discount income, the amounts so includible in income by a Holder in respect of an Original Issue Discount Note are lesser in the early years and greater in the later years than the amounts that would be includible on a straight-line basis. In the case of an Original Issue Discount Note that is a Floating Rate Note, both the "annual yield to maturity" and the "amount payable as interest" are generally determined for these purposes as though the Note bore interest in all periods at a fixed rate equal to the level of the Base Rate (as adjusted by the applicable Spread or Spread Multiplier, if any) on the Original Issue Date.

  Payments of interest on Floating Rate Notes that are not based on current values of an objective interest index will be considered contingent payments and subject to special rules under the Regulations. Under the Regulations, payments of interest on the CD Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes, LIBOR Notes, Prime Rate Notes and Treasury Rate Notes should be considered payments based on current values of objective interest indices, and therefore the special rules concerning contingent payments should not apply to such Notes. If any Floating Rate Note specifies a Base Rate other than the CD Rate, Commercial Paper Rate, Federal Funds Rate, LIBOR, Prime Rate or Treasury Rate, to the extent the Federal income tax consequences vary from the consequences described herein, such tax consequences will be described in the applicable Pricing Supplement.

  Notes with a Specified Maturity of one year or less will be subject to certain tax rules which apply to the timing of inclusion in income of interest on such obligations ("Short-Term Notes"). Generally, as discussed in more detail below, for Federal income tax purposes, an individual or other cash method Holder of a Short-Term Note is not required to accrue any discount on the Short-Term Note unless an election is made to do so and interest payments on the Short-Term Note will not be includible in gross income until the taxable year of receipt. Such a Holder may, however, be required to defer certain interest deductions.

  An obligation which is issued for an amount less than its "stated redemption price at maturity" will generally be considered to be issued at a discount for Federal income tax purposes. Under the Regulations, all payments (including all stated interest) with respect to an obligation will be included in the stated redemption price at maturity if the obligation is a Short-Term Note and, thus, Holders will be taxed on discount in lieu of stated interest. This discount will be equal to the excess of the stated redemption price at maturity over the "issue price" of each Short-Term Note, unless a Holder elects to compute this discount as acquisition discount using tax basis instead of issue price. The issue price of each Short-Term Note will be the initial offering price to the public at which a substantial amount of the Short-Term Notes are sold. As previously noted, an individual or other cash method Holder of a Short-Term Note is not required to accrue any discount for Federal income tax purposes unless an election is made to do so. Holders who report income for Federal income tax purposes on the accrual method and certain other Holders, including banks and dealers in securities, are required to accrue discount on such Short-Term Notes (as ordinary income) on a straight-line method unless an election is made to accrue the discount according to a constant interest method based on daily compounding. The amount of discount which accrues in respect of a Short-Term Note while held by a Holder will be added to such Holder's tax basis for such Note to the extent included in income. In the case of a cash method Holder who is not required, and does not elect, to include discount in income currently, any gain realized on the sale, exchange or retirement of the Short-Term Note will be ordinary income to the extent of the discount accrued on a straight-line basis (or, if elected, according to a constant interest method based on daily compounding) through the date of sale, exchange or retirement. In addition, such non-electing Holders which are not subject to the current inclusion requirement described in this paragraph will be required to defer deductions for any interest paid on indebtedness incurred or continued to purchase or carry such Short-Term Notes in an amount not exceeding the deferred interest income, until such deferred interest income is realized.

  The applicable Pricing Supplement will contain a discussion of any special United States Federal income tax rules with respect to any Extendible Notes.

  In addition, generally, for Federal income tax purposes, the defeasance of the Indenture pursuant to Section 12.1 thereof should not result in any Federal income tax consequences to the Holders of the Notes. However, the Internal Revenue Service could assert that the deposit and discharge of the Indenture should be treated as a taxable exchange for the amounts deposited pursuant to Article 12 thereof. If such assertion were made and upheld, each Holder of the Notes might be required to recognize gain or loss equal to the difference between the Holder's cost or other tax basis for the Notes and the value of the Holder's interest in the trust. Such Holders thereafter might be required to include in income at different times and in a different amount than would be includible in the absence of the discharge. Holders should consult their tax advisors in determining the potential tax consequences to them of a defeasance under the Indenture pursuant to Section 12.1 thereof.

                             PLAN OF DISTRIBUTION

  Under the terms of the Distribution Agreement, the Notes may be offered on a continuing basis by the Company through the Agents, each of which has agreed to use its reasonable efforts to solicit purchases of the Notes. The Company will pay each Agent a commission of from .125% to 1.750% of the principal amount of each Note sold through such Agent, depending upon such Note's Specified Maturity and the credit rating assigned to the Notes. The Company will have the sole right to accept offers to purchase Notes and may reject any such offer in whole or in part. Each Agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase Notes received by such Agent. The Company also may sell Notes to any Agent, acting as principal, at a discount to be agreed upon at the time of sale, for resale to one or more investors or to one or more broker-dealers (acting as principal for purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by such Agent, or, if so agreed, at a fixed public offering price. Unless otherwise indicated in the applicable Pricing Supplement, if any Note is resold by an Agent to any broker-dealer at a discount, such discount will not be in excess of the discount or commission received by such Agent from the Company. In addition, unless otherwise indicated in the applicable Pricing Supplement, any Note purchased by an Agent as principal will be purchased at 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a Note having an identical Specified Maturity. After the initial public offering of the Notes, the public offering price (in the case of Notes to be resold on a fixed public offering price basis), the concession and the discount may be changed. The Company also reserves the right to sell the Notes directly to investors on its own behalf in those jurisdictions where it is authorized to do so or as otherwise provided in the applicable Pricing Supplement. In such circumstances, the Company will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part. In the case of sales made directly by the Company, no commission will be payable.

  Payment of the purchase price of the Notes will be required to be made in funds immediately available in The City of New York.

  The Agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"). The Company has agreed to indemnify each Agent against certain liabilities, including liabilities under the Act, or to contribute to payments each Agent may be required to make in respect thereof.

The Company has agreed to reimburse the Agents for certain of the Agents' expenses, including, but not limited to, the fees and expenses of counsel to the Agents.

  In connection with the offering, the rules of the Commission permit the Agents to engage in certain transactions that stabilize the price of the Notes. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes.

  If the Agents create a short position in the Notes in connection with the offering (i.e., if they sell a larger principal amount of the Notes than is set forth in the cover page of this Prospectus), the Agents may reduce that short position by purchasing Notes in the open market.

  In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases.

  None of the Agents makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, none of the Agents makes any representation that the Agents will engage in such transactions or that such transactions, once commenced will not be discontinued without notice.

  The Company has been advised by each Agent that such Agent may from time to time purchase and sell Notes in the secondary market, but that it is not obligated to do so. There can be no assurance that there will be a secondary market for the Notes or liquidity in the secondary market if one develops. From time to time, each Agent may make a market in the Notes. The Notes will not be listed on any securities exchange.

                                LEGAL OPINIONS

  The validity of the Notes will be passed upon for the Company by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, New York, New York, and by William M. Finn, Esq., corporate counsel of the Company, and for the Agents, by Choate, Hall & Stewart, a partnership including professional corporations, Boston, Massachusetts. Choate, Hall & Stewart from time to time provides legal services to Maine Yankee Atomic Power Company, an affiliate of the Company. William M. Finn, Esq. and LeBoeuf, Lamb, Greene & MacRae, L.L.P. will be passing upon statements under the caption "Description of Notes". Certain matters involving Connecticut law will be passed upon for the Company by Day, Berry & Howard, Hartford, Connecticut. LeBoeuf, Lamb, Greene & MacRae, L.L.P. and Choate, Hall & Stewart may rely upon the opinion of William M. Finn, Esq., as to all legal conclusions affected by the laws of Maine (including the organization and existence of the Company), and the opinion of Day, Berry & Howard as to all legal conclusions affected by the laws of Connecticut.

                                    EXPERTS

  The consolidated financial statements and schedules of the Company, which are incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Coopers & Lybrand L.L.P., independent certified public accountants, as indicated in their reports with respect thereto. Such financial statements and schedules are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY AGENT, UNDERWRITER OR DEALER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE DESCRIBED HEREIN OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. THIS PROSPECTUS SPEAKS AS OF ITS DATE AND NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR ITS SUBSIDIARIES SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                              ------------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
Risk Factors...............................................................   3
The Company................................................................   9
Ratio of Earnings to Fixed Charges.........................................   9
Use of Proceeds............................................................   9
Description of Notes.......................................................  10
Certain Federal Income Tax Consequences....................................  26
Plan of Distribution.......................................................  28
Legal Opinions.............................................................  29
Experts....................................................................  29

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                                 $400,000,000

                                 CENTRAL MAINE
                                 POWER COMPANY

                              MEDIUM-TERM NOTES,
                                   SERIES D

                              ------------------

                                  PROSPECTUS
                                        , 1997

                              ------------------

                                LEHMAN BROTHERS

                           BEAR, STEARNS & CO. INC.

                             SALOMON BROTHERS INC
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      Filing Fee--Securities and Exchange Commission.................. $121,212
      Auditors' Fees..................................................   19,000*
      Rating Agency Fees..............................................   60,000*
      Fees and Expenses of Trustee....................................    6,000*
      Legal Fees and Expenses.........................................  250,000*
      State Securities Law Fees and Expenses..........................   25,000*
      Printing and Engraving..........................................   15,000*
      Miscellaneous...................................................    3,788*
                                                                       ---------
        Total......................................................... $500,000*

--------
* Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Subsection 1 of Section 719 of the Business Corporation Law of Maine empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding; provided that no indemnification may be provided for any person with respect to any matter as to which he shall have been finally adjudicated not to have acted honestly or in the reasonable belief that his action was in or not opposed to the best interests of the corporation or its shareholders or, in the case of a person serving as a fiduciary of an employee benefit plan or trust, in or not opposed to the best interests of that plan or trust, or its participants or beneficiaries or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order or conviction adverse to such person, or by settlement or plea of nolo contendere or its equivalent, shall not of itself create a presumption that such person did not act honestly or in the reasonable belief that his action was in or not opposed to the best interests of the corporation or its shareholders, or in the case of a person serving as a fiduciary of an employee benefit plan or trust, in or not opposed to the best interests of that plan or trust, or its participants or beneficiaries and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

  Section 719 further provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Subsection 1 of Section 719, or in defense of any claim, issue or matter referred to therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection therewith; that the indemnification provided for by Section 719 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise; and that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or other enterprise against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under Section 719.

  The by-laws of the Company provide, in effect, that the Company will provide the indemnity described in Section 719 of the Business Corporation Law of Maine, to the extent and under the circumstances described therein.

  The by-laws of the Company also permit the Company to purchase and maintain insurance to the same extent permitted by Section 719 of the Business Corporation Law of Maine. The Company has purchased Directors' and Officers' Liability Insurance insuring the Company and its directors and officers against Losses (as defined therein) arising from actual or alleged Wrongful Acts (as defined therein).

ITEM 16. EXHIBITS.

  See Exhibit Index immediately preceding the Exhibits included as part of this Registration Statement.

ITEM 17. UNDERTAKINGS.

  The Company hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 15 above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in said Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Augusta, Maine, on November 24, 1997.

                                          Central Maine Power Company

                                                    /s/ David E. Marsh
                                          By  _________________________________
                                                      DAVID E. MARSH
                                                  CHIEF FINANCIAL OFFICER

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date or dates indicated:

           SIGNATURES                          TITLE               DATE

                                        President and Chief
               *                         Executive Officer;      November 24,
-------------------------------------    Director                 1997
          DAVID T. FLANAGAN
    (PRINCIPAL EXECUTIVE OFFICER)

         /s/ David E. Marsh             Chief Financial
-------------------------------------    Officer                 November 24,
           DAVID E. MARSH                                         1997
  (PRINCIPAL FINANCIAL OFFICER AND
      DULY AUTHORIZED OFFICER)

                                        Comptroller
               *                                                 November 24,
-------------------------------------                             1997
          MICHAEL W. CARON
   (PRINCIPAL ACCOUNTING OFFICER)

                                        Chairman of the Board
               *                         of Directors            November 24,
-------------------------------------                             1997
           DAVID M. JAGGER

                                        Director
               *                                                 November 24,
-------------------------------------                             1997
          CHARLES H. ABBOTT

                                        Director
               *                                                 November 24,
-------------------------------------                             1997
          CHARLEEN M. CHASE

            SIGNATURES                     TITLE                  DATE

                                        Director
               *                                                 November 24,
-------------------------------------                             1997
           E. JAMES DUFOUR

                                        Director
               *                                                 November 24,
-------------------------------------                             1997
         DUANE D. FITZGERALD

                                        Director
               *                                                 November 24,
-------------------------------------                             1997
         ROBERT H. GARDINER

                                        Director
               *                                                 November 24,
-------------------------------------                             1997
          PETER J. MOYNIHAN

                                        Director
               *                                                 November 24,
-------------------------------------                             1997
           WILLIAM J. RYAN

                                        Director
               *                                                 November 24,
-------------------------------------                             1997
          KATHRYN M. WEARE

                                        Director
               *                                                 November 24,
-------------------------------------                             1997
        LYNDEL J. WISHCAMPER

*By

      /s/ William M. Finn
  ------------------------------------

        WILLIAM M. FINN
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

  The following exhibits, as indicated below, either are filed herewith or have been heretofore filed with the Securities and Exchange Commission under the Securities Act of 1933, the Securities Exchange Act of 1934 or the Public Utility Holding Company Act of 1935 and are incorporated herein by reference thereto.

EXHIBIT 1. DISTRIBUTION AGREEMENT

  Previously filed:

 1.1 Form of Distribution Agreement.

EXHIBIT 4. INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS

      DESCRIPTION                           EXHIBIT SEC DOCKET
      -----------                           ------- ----------
  4.1 Indenture dated as of August 1,         4.1   33-29626
      1989 between the Company and The
      Bank of New York, as Trustee.
  4.2 First Supplemental Indenture dated      4.1   Current Report on Form 8-K,
      as of August 7, 1989.                         dated August 7, 1989
  4.3 Second Supplemental Indenture dated     4.1   33-44944
      as of
      January 10, 1992
  4.4 Third Supplemental Indenture dated      4.1   33-56939
      as of
      December 15, 1994
      Filed herewith:
  4.4 Form of Fourth Supplemental
      Indenture.

EXHIBIT 5. OPINION RE: LEGALITY

   Previously filed:

 5.1 Opinion of William M. Finn, Esquire.

 5.2 Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P.

EXHIBIT 12. RATIO OF EARNINGS TO FIXED CHARGES

   Filed herewith:

12.1 Computation of Ratio of Earnings to Fixed Charges.

EXHIBIT 23. CONSENTS OF EXPERTS AND COUNSEL

   Filed herewith:

23.1 The consent of Coopers & Lybrand L.L.P. to incorporation by reference in this Registration Statement of its reports included in the Company's Form 10-K for the year ended December 31, 1996, and the reference to its name under the caption "Experts" in the Prospectus comprising part of this Registration Statement.

   Previously filed:

23.2 The consent of William M. Finn, Esquire, is contained in his opinion filed as Exhibit 5.1 to this Registration Statement.

23.3 The consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P. is contained in their opinion filed as Exhibit 5.2 to this Registration Statement.

   Filed herewith:

23.4 Consent of Day, Berry & Howard.

EXHIBIT 24. POWER OF ATTORNEY

   Previously filed:

24.1 Power of Attorney.

EXHIBIT 25. STATEMENT OF ELIGIBILITY OF TRUSTEE

   Filed herewith:

25.1 Statement of Eligibility of Trustee on Form T-1 of The Bank of New York.

EXHIBIT 99. OTHER EXHIBITS

      DESCRIPTION                 EXHIBIT             SEC DOCKET
      -----------                 -------             ----------
 99.1 Financial Data Schedule       99.1     Annual Report on Form 10-K,
                                             dated for the year ended
                                             December 31, 1996